EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

First Federal Bancshares of Arkansas, Inc.

Employees’ Savings & Profit Sharing Plan

Harrison, Arkansas

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 of First Federal Bancshares of Arkansas, Inc. of our report dated June 23, 2011, with respect to the financial statements of the First Federal Bancshares of Arkansas, Inc. Employees’ Savings & Profit Sharing Plan as of and for the years ended December 31, 2010 and 2009, which are included in this annual report on Form 11-K.

/s/ Frost, PLLC

Little Rock, Arkansas

June 23, 2011